Exhibit 10.4
MERCANTILE BANCORP, INC.
Quincy, Illinois
COMPANY AND BANK
EXECUTIVE and SENIOR OFFICER
INCENTIVE COMPENSATION PLAN
EXECUTIVE and SENIOR OFFICER INCENTIVE COMPENSATION PLAN
BASIC PLAN
1.	PURPOSE

The purpose of the Executive and Senior Management Incentive Compensation Plan (the Plan) is to maximize the achievement of Mercantile Bancorp, Inc. (the Company) and its affiliate bank’s objectives by providing incentives and awards to those senior-level executives and officers who attain and sustain consistently high levels of performance which exceed normal expectations and which contribute to the success and profitability of the bank or the Company. The Plan is designed to support the key goals and objectives of each bank and the Company.

2.	GENERAL DESCRIPTION

Incentive awards can be based on individual and/or organization-wide contributions to performance as measured by critical operating ratios, including selected financial ratios, percentage improvements and overall profitability. At the same time, the Plan establishes annual targets which will help the bank and Company achieve its strategic goals, as well as provide a performance review and measurement system.

The incentive formulas are constructed to provide awards consistent with the increase in profits to the banks and Company. The incentive formulas are designed to provide a level of performance award that is competitive with comparable levels of performance in other institutions, to assist the banks and Company in retaining and motivating key executives, and to provide incentive toward the bank’s and Company continued growth and profitability.

An earned incentive bonus is to be supplemental compensation in the form of cash paid on an annual basis. The Plan is established in addition to regular salary and other benefits programs. The Plan presumes an equitable base compensation system and a competitive benefits program.

3.	ADMINISTRATION
The Board of Directors of the Company has the responsibility to interpret, administer, and amend the Plan.
Matters before the Board shall be decided based upon the vote of a majority of the entire Board. Company officers who are members of the Board shall not be entitled to vote on matters relating to the eligibility for and/or determination of their own incentive compensation award.

Prior to the beginning of each fiscal year, the Compensation Committee shall review and revise, if deemed advisable, the guidelines for implementing the Plan for the coming fiscal year.

Computation of incentive awards will be performed by executive and or senior management at the Company level and reviewed by the Compensation Committee.

The Board may deem to exclude extraordinary occurrences, which could impact the incentive awards, either positively or negatively, but are, by their nature, outside the significant influence of Plan participants.

The actions of the Board as to the interpretation, construction, and administration of the Plan shall be final and binding for all parties, including the Company and its employees.

4.	PARTICIPANTS

Eligibility for participation in the Plan shall be limited to those individuals approved by the CEO of the Company who, in unison with the judgment of the Compensation Committee and the Board of Directors agree, are responsible for directing functions in each bank or the Company that have a significant bearing on the growth and profitability of the Company.

Participants in this Plan are not eligible for and will not participate in the Company “Performance Compensation Plan”.

Prior to the beginning of each Plan year, participants may be added or deleted at the discretion of the CEO.

5.	DEFINITIONS
For the purpose of determining the amount of the incentive compensation awards under the guidelines, the following definitions shall apply:
•	Key Performance Factors – Those key operating ratios, plus other pertinent measures of the Company or individual bank performance, on which the participants will be evaluated. Factors are to be disclosed explicit to Company or bank. The exact factors and number of factors may vary per individual. Factors include but are not limited to:
–	Return on Assets – After-tax net income adjusted for extraordinary items divided by average assets.

–	Return on Equity – After-tax net income adjusted for extraordinary items divided by average equity.

–	Book Value Per Share – The improvement of BVPS on an average weighted share basis. ($ or %)

–	Market Price Multiple of Book Value per Share — The improvement of MPMBVPS on a per share basis.

–	Earnings Per Share – The improvement of EPS on an average weighted share basis. ($ or %)

–	Net Income After Tax — The after-tax income increases or decreases in the amount as compared with the previous year. ($ or %)

–	Net Interest Margin Ratio – Interest income minus interest expense divided by average earning assets.

–	Asset Growth – The average increases or decreases in the amount of assets as compared with the previous year. ($ or %)

–	Loan Growth – The average percentage increases or decreases in the amount of identified loans as compared with the previous year. ($ or %)

–	Deposit Growth – The average increases or decreases in the amount of identified deposits as compared with the previous year. ($ or %)

–	Non-interest Income – The average percentage increases or decreases in the amount of identified non-interest income as compared with the previous year. ($ or %)

–	Non-interest Income Ratio – The dollar amount of non-interest income adjusted for extraordinary items divided by average assets.

–	Overhead Expense Ratio – The dollar amount of total overhead expenses divided by average assets.

–	Earning Assets Ratio – The average dollar amount of total earning assets divided by the average dollar amount of total assets.

–	Loan to Deposit Ratio – The average dollar amount of total loans (less non-accrual) divided by the average dollar amount of total deposits.

–	Net Charge-Off Ratio – Net charged-off divided by average total loans outstanding.

–	Specific Objectives – Measurable specific goals and objectives, which may be established for certain participants.
Participants are encouraged to suggest Key Performance Factors, and what is listed will not limit what is considered or agreed to.
•	Threshold Performance Trigger –The minimum overall performance level for a single key performance ratio identified for each individual’s core responsibility link to individual bank profitability or overall Company performance, which can vary per individual, bank and position.

•	Key Performance Factors – The minimum or maximum performance level for each other factor (other than Trigger) identified for each individual’s core responsibility area to an individual bank or overall Company performance, which can vary per individual, bank and position, below or above which no award will be given.

•	Incentive Factor Weighting – A percentage for each of the Threshold Trigger and Key Performance Factors for each participating position, which is used to modify the basic incentive percentage to reflect the relative importance of the factor to that position, and to the expectations directed to the participant. The total of the weightings must equal 100%. The weightings per factor can vary per individual, bank and position.

•	Percentage of the Base Award – A percentage of the base salary received in the bonus formula if the Threshold Trigger is met, which can vary per individual, bank and position.

•	Discretionary/Individual Performance Adjustment – A multiplier, which allows the Compensation Committee some subjective discretion in the determination of, the final incentive award for each participant.

•	Extraordinary Occurrences – Those events which, in the opinion of the Board of Directors, are outside the significant influence of Plan participants and would, by their inclusion, cause a significant unintended effect, positive or negative, on the Company’s operating and financial performance results.
6.	INCENTIVE COMPUTATION – GENERAL PROCEDURES
The general formula for converting overall Company results into individual incentive awards is as follows:
•	Incentive dollars for a participant for the Plan year are calculated by:
–	The base annual salary of the participant,

–	Times the “Percentage of the Base Award,”

–	Times the “Individual Performance Adjustment.” (Discretionary)

–	Equals the Total Possible Incentive Award,

–	Neutral effect or Minus (-) the sum of the measures on each Key Performance Factor and its weighting applicable to the participant’s Plan for that year,

–	Equals the Total Actual Payout
No incentive awards will be granted for a fiscal year, regardless of performance on individual Key Performance Factors, if the individual’s Threshold Performance Trigger is not met for that fiscal year.

At the discretion of the Compensation Committee of the Company, the calculation of the incentive compensation award may also include a discretionary incentive award adjustment (noted above as the “Individual Performance Adjustment”).

7.	PAYMENT OF INDIVIDUAL INCENTIVE COMPENSATION AWARDS

When the Company’s year-end financial results are known, participants will receive the incentive payment determined by evaluating their performance for the year using the formula established for their Plan. An award payout, if earned, would be made following the Plan year-end when final audited numbers are finalized and available. Applicable withholding of taxes will be deducted from each payment.

8.	PARTIAL PAYMENTS: TERMINATION OF EMPLOYMENT/NEW HIRES
In the event of termination of employment through retirement or death, the employee shall be considered to have earned one-twelfth of the annual incentive compensation award of a particular year for each full month of employment in the fiscal year of his/her retirement or death.
If a participant dies, any unpaid incentive awards shall be paid to the estate, or designated beneficiary, in one lump sum.

Participants may not be added to the Plan after September 1 of the Plan year. If an individual becomes a new participant prior to September 1 during the Plan year, the incentive compensation award will be earned on the basis of one-twelfth of the annual incentive compensation for each full month of participation.

In all other cases of termination, the employee forfeits any unpaid awards.

9.	INCENTIVE COMPENSATION GUIDELINES

As of the beginning of each fiscal year, the Board shall review and revise, if deemed advisable, the guidelines of the Plan for the year then beginning. The guidelines shall include the following:
a.	Identification of employees selected under Paragraph 4 for participation in the Plan.

b.	Percentage of base award, key performance factors and weightings for determining the amount of the incentive compensation awards for the fiscal year then beginning.

c.	Measure barometers are to be standardized and rely mainly on UBPR reports, Banker’s Dashboard, and audit work of the Company’s external audit firm.

d.	Other administrative and procedural rules that the Board considers appropriate.
After approval by the Board of Directors, Company management shall, as soon as practical, inform each of the participants under the Plan of the guidelines for the fiscal year then beginning.

10.	PERFORMANCE PROGRESS REPORTING

The Company’s President, or his designee, will be responsible for a quarterly reporting to the Board of Directors of Plan performance during the course of the year. This data is to be made available to the Board within 30 days of its date of availability.

11.	AMENDMENT OR TERMINATION OF PLAN

The Board of Directors may modify, amend, or terminate this Plan at any time effective at the end of a fiscal year. The modification, amendment, or termination of the Plan shall in no way affect a participant’s right to unpaid incentive compensation awards for the year prior to termination or modification.
This Plan was adopted April 17, 2007 and is effective January 1, 2007.

Example payout calculation:
Assumptions
Individual bank structure
$75,000 base salary
Percentage of Base Award Level – 15%

Factors	Targets	Weightings
Trigger
Return on Equity	13.0%	20%
Key Performance Factors

Net Interest Margin Ratio	3.25%	25%
Loan Growth Percentage	10.0%	25%
Net Charge-Off Ratio	2.0%	20%
Non-Interest Income Ratio	.90%	10%
Specific Objective	None
Actual target performance:

1. Return on Equity	13.2%	(trigger met)
2. Net Interest Margin Ratio	3.21%	(KPF not met)*
3. Loan Growth Percentage	11.3%	(KPF met)
4. Net Charge-Off Ratio	1.9%	(KPF met)
5. Non-Interest Income Ratio	.88%	(KPF not met)*
Bonus calculation:

Base Salary	$75,000
15% of Base Award	11,250
Individual Adjustment	0	(Discretionary)

Total Award Possible	$11,250
Minus # 2 KPF	- 2,813	(11,250 x 25% weighting)
Minus # 5 KPF	- 1,125	(11,250 x 10% weighting)

Total actual payout	$7,312
In this example, if the Trigger factor of ROE would have been below the target established, there would - 0 - payout to the individual.